As filed with the Securities and Exchange Commission on December 15, 2010

Registration No. 333-154834

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MICROTUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2883117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2201 10th Street, Plano, Texas	75074
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Microtune, Inc. 2000 Employee Stock Purchase Plan

(Full title of the plan)

Karl Schneider

1390 Kifer Road

Sunnyvale, California 94086

(Name and address of agent for service)

(408) 523-6500

(Telephone number, including area code, of agent for service)

Copies to:

Timothy Curry, Esq.

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

(650) 739-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-154834) (the “Registration Statement”) registering 600,000 shares of common stock, $0.001 par value per share, of Microtune, Inc. (the “Company”) for issuance under the Amended and Restated Microtune, Inc. 2000 Employee Stock Purchase Plan.

On November 30, 2010, pursuant to an Agreement and Plan of Merger, dated as of September 7, 2010, by and among Zoran Corporation (“Zoran”), Maple Acquisition Corp., (“Merger Sub”), a wholly-owned subsidiary of Zoran, and the Company, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Zoran.

As a result of the merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on December 15, 2010.

MICROTUNE, INC.

By:	/S/ KARL SCHNEIDER
Karl Schneider President and Treasurer

Signature	Title	Date

/S/ KARL SCHNEIDER Karl Schneider	President, Treasurer and Director (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	December 15, 2010

/S/ CHRIS DENTEN Chris Denten	Vice President, General Counsel, Secretary and Director	December 15, 2010